UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2008

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

As previously reported, in January 2005, the staff of the U.S. Securities and Exchange Commission (SEC) informed us that it had commenced an investigation and requested certain documents and information with respect to the use of hedge accounting for derivatives by us and General Electric Capital Corporation. In August 2005, the SEC staff advised us that the SEC had issued a formal order of investigation in the matter. The SEC investigation is continuing and the SEC staff has taken testimony in this matter and has requested information about other GE accounting policies and practices, including items related to revenue recognition and our cash flow presentations.

We continue to cooperate with the ongoing SEC investigation and to discuss the investigation and issues arising in that investigation and our internal review of certain accounting matters with the SEC staff with a goal of completing our review and resolving these matters. As part of this process, we have had preliminary discussions with the SEC staff concerning resolution of these matters. On September 4, 2008, the SEC staff issued a “Wells notice” advising us that it is considering recommending to the SEC that it bring a civil injunctive action against GE for possible violations of the securities laws. We have been informed that the issues the staff may recommend that the SEC pursue relate to the application of SFAS 133 in 2002 and 2003 with respect to accounting for derivatives formerly used to hedge the risk of interest rate changes related to commercial paper and for certain derivatives in which a fee was a part of the consideration for the derivative; a change in 2002 in our accounting for profits on certain aftermarket spare parts primarily in our Aviation business; certain 2003 and earlier transactions involving financial intermediaries in our Rail business; and historical accounting for revenue recognition on product sales subject to in-transit risk of damage, principally in our Healthcare, Infrastructure and Industrial segments. We have already disclosed these items in previously filed SEC reports, including their effects on particular periods and corrected our financial statements with respect to each of them. The cumulative effect of these items on our financial statements was a reduction in net earnings by approximately $300 million in the period from 2001 through December 31, 2007. We have implemented a number of remedial actions and internal control enhancements, also as described in our SEC reports. All of these items were reviewed or discussed with KPMG, which audited our financial statements throughout the periods in question.

We disagree with the SEC staff with respect to this recommendation and understand that we will have the opportunity to discuss the matter with the staff and to address the issues through the Wells process with the full Commission. If the Commission were to authorize an action against GE, it could seek an injunction against future violations of provisions of the federal securities laws, including potentially Sections 13(a), 13(b), and 10(b) of the Exchange Act and Section 17(a) of the Securities Act, the imposition of penalties, and other relief within the Commission’s authority. We anticipate that we will engage in further discussions with the SEC staff, including discussion of potential resolution of the matter. If we were to resolve the matter, we would neither admit nor deny the proposed allegations but would agree to the resolution and entry of an injunction. There can be no assurance that we and the SEC would reach agreement on a proposed settlement as a result of our discussions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: September 5, 2008	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

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